EXHIBIT 99.1

For more information:
Joe McCreery - Head of Investor Relations
903-988-6425
ir@martinmlp.com

MARTIN MIDSTREAM PARTNERS ANNOUNCES
SALE OF CERTAIN NGL MARINE EQUIPMENT

KILGORE, TX, February 5, 2014 (GlobeNewswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that its wholly-owned subsidiary, Martin Operating Partnership L.P., has entered into a definitive agreement to sell six liquefied petroleum pressure barges for an aggregate price of $41.25 million. The Partnership has chosen to exit the natural gas liquids floating storage and trans-loading businesses, having been involved in such since the purchase of these barges in early 2013.

All proceeds from the divestiture will be used to repay outstanding indebtedness under the Partnership’s revolving credit facility. In addition to repaying the revolving credit facility, management expects the divestiture to have a positive impact on distributable cash flow. The barges, which were part of the Natural Gas Services segment as floating storage, generated negative cash flow in 2014.

The Partnership expects the sale to be completed before the end of February 2015.

Forward-Looking Statements

Statements in this press release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business segments include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas services, including liquids transport and distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.